Exhibit 99.1

Yongye International Announces First Quarter 2013 Financial Results

BEIJING, May 10, 2013 -- Yongye International, Inc. (NASDAQ: YONG), ("Yongye" or the "Company") a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China ("PRC"), today announced its financial results for the quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

  Revenue decreased 29.7% to $45.3 million from $64.4 million in the first quarter of 2012
  Shipments of Yongye’s agricultural nutrient products decreased 37.3% to $43.7 million in the first quarter of 2013 from $69.6 million in the first quarter of 2012
  Gross profit decreased 38.9% year-over-year to $21.6 million
  Income from operations was $1.1 million, compared to $21.9 million in the first quarter of 2012
  Net loss attributable to Yongye was $0.6 million, or a loss of $0.03 per diluted share, from net income of $16.4 million, or income of $0.27 per diluted share, in the same period of 2012
  Adjusted net income attributable to Yongye, which excludes non-cash expenses related to the amortization of the acquired Hebei customer list, share-based compensation for management and independent directors, and a change in the fair value of derivative liabilities, was $0.1 million, or a loss of $0.01 per diluted share, compared to an adjusted net income attributable to Yongye of $18.3 million, or $0.31 per diluted share, in the same period of 2012*
  The Company collected $226 million from its distributors during the first quarter of 2013
  Operating cash flow was $141.1 million compared to $61.7 million in the same period of 2012

Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International, stated, "During the first quarter of 2013, we focused our efforts on the collection of overdue account receivables. To better manage our accounts receivable and incentivize certain distributors to pay off accounts payable in a timely manner, we reduced shipment of our products to these distributors. Despite these reduced shipments, we have not seen a decrease in demand for our products based on orders received. As we progress through the second quarter, which is the peak season for our business, our shipments have been back on track. As an evidence of this, from January through April 2013, total shipments have increased approximately $28 million, or 20%, over the same period last year. The underlying fundamentals of our business remain strong and we are confident that our full year guidance for shipments and the expansion of our branded retailer network is achievable.”

First Quarter 2013 Financial Results

Sales decreased by $19.1 million, or 29.7%, to $45.3 million in the first quarter of 2013, from $64.4 million for the same period of 2012. The decrease in revenue was primarily due to the decreased shipments of liquid crop products, which were meant to help manage accounts receivable and incentivize certain distributors to pay off accounts payable in a timely manner. In the first quarter of 2013, $43.9 million, or 96.9% of the total sales, were from liquid crop nutrient, and $1.4 million, or 3.1% of the total sales, were from powder animal nutrient. Of our liquid crop nutrient products, the two products for crop seeds and roots contributed $34.5 million, or 78.7% of total liquid crop nutrient sales, while the regular crop nutrient product contributed $9.4 million, or 21.3% of total liquid crop nutrient sales. During the first quarter of 2013, the number of branded retailers increased from 35,058 to 35,246; the majority of newly recruited branded retailers are from Hebei, Henan, Inner Mongolia and Shaanxi provinces.

Gross profit was $21.6 million in the first quarter of 2013, compared to $35.4 million in the first quarter of 2012, a decrease of 38.9%. Gross margin was 47.8% in the first quarter of 2013, compared to 55.0% for the same period of 2012. The decrease of gross margin for the three months ended March 31, 2013 was mainly due to the reduced sales amount and the increase of amortization of distributor vehicles recorded in cost of sales as compared to the same period of 2012.

Selling expenses increased by $1.2 million, or 8.7%, to $15.4 million in the first quarter of 2013, from $14.2 million for the same period of 2012. The increase in selling expenses was primarily due to an increase in advertising and promotion expense and distributors’ seminar expenditure of $1.6 million relating to marketing and promotional activities for our products.

General and administrative (“G&A”) expenses increased by $6.3 million, or 284.2%, to $4.1 million in the first quarter of 2013, from a negative $2.2 million for the same period of 2012.  The increase of G&A expenses was mainly due to the reversal of allowance for doubtful accounts of $6.3 million which was recorded in the first quarter of 2012. Higher G&A expenses mainly included increases in accrued audit expense, legal fees related to the proposed “going private” transaction, and staff salary expenditures for the three months ended March 31, 2013.

Research and development ("R&D") expenses were $1.0 million in the first quarter of 2013, compared to $1.5 million for the same period of 2012. The R&D expenses mainly field test expenses for existing and new products on different crops and in various geographic markets.

Operating income was $1.1 million in the first quarter of 2013, compared to $21.9 million for the same period of 2012. Excluding non-cash expenses related to the amortization of the acquired Hebei customer list and share-based compensation for management and independent directors, first quarter 2013 adjusted operating income was $1.9 million, or 4.1% of sales.* The decrease in income from operations was mainly due to the decreases in sales and gross margin, as well as the significant increases in selling expenses and general and administrative expenses, the latter resulting from the reversal in the first quarter of 2012 of allowance for doubtful accounts of $6.3 million whereas no such reversal was recorded in the 2013 period.

Net loss attributable to Yongye was $0.6 million, or a loss of $0.03 per diluted share in the first quarter of 2013, compared to a net income of $16.4 million, or $0.27 per diluted share, in the same period of 2012. Excluding the impact of non-cash expenses related to the amortization of the acquired Hebei customer list, share-based compensation for management and independent directors and a change in the fair value of derivative liabilities, adjusted net income attributable to Yongye for the first quarter of 2013 was $0.1 million, or a loss of $0.01 per diluted share, compared to adjusted net income of $18.3 million, or $0.31 per diluted share in the same period of 2012.*

(*) See the table following this press release for a reconciliation of gross profit, income from operations, net income and diluted EPS to exclude non-cash items related to the amortization of the acquired Hebei customer list, share-based compensation for management and independent directors, and a change in the fair value of derivative liabilities to the comparable financial measure prepared in accordance with US Generally Accepted Accounting Principles (“U.S. GAAP”).

Financial Condition

Balance Sheet and Cash Flow

As of March 31, 2013, the Company had $184.4 million in cash and restricted cash, compared to $44.6 million as of December 31, 2012. Working capital was $387.7 million, compared to $383.3 million at the end of 2012. The Company had a $51.5 million short-term bank loan, $19.1 million in current and non-current long-term loans and payables, and $2.8 million in current and non-current capital lease obligations as of March 31, 2013. Stockholders' equity totaled $438.8 million as of March 31, 2013, compared to $436.3 million at the end of 2012. Cash flow provided by operating activities were $141.1 million and $61.7 million for the three months ended March 31, 2013 and 2012, respectively. This was primarily driven by collection of $226 million of accounts receivable, but was partially offset by settled payment of accrued expenses.

Accounts Receivable

Accounts receivable decreased by $179.6 million, which was mainly due to the collection of accounts receivable during the first quarter of 2013. During the first quarter of 2013, the Company collected $226 million from its distributors, including $219 million of the accounts receivable outstanding at December 31, 2012. As of March 31, 2013, the amount of gross accounts receivable outstanding was $123.0 million, of which $26.2 million was past the Company's six-month credit period. Yongye recorded an allowance for doubtful receivables in the amount of $9.1 million as of March 31, 2013, taking into account current market conditions, customers' financial condition, the accounts receivable ageing and the customers' repayment patterns. The Company continues to take measures to increase collection efforts and closely monitor its distributors' financial status.

Recent Developments

Expansion of Branded Retailer Network

The Company continued the expansion of its branded retailers from 35,058 as of December 31, 2012 to 35,246 as of March 31, 2013. The majority of the Company's newly recruited branded retailers are located in Hebei, Henan, Inner Mongolia, and Shaanxi provinces. The Company remains focused on expanding its distribution networks and deepening its penetration in its markets.

Update on NASDAQ Trading Halt

As the Company previously announced on April 1, 2013 as part of its fourth quarter and full year 2012 earnings announcement, on March 26, 2013, the Company provided a detailed written response to NASDAQ's request for certain information relating to the Company's delay in filing its Annual Report on Form 10-K with the Securities and Exchange Commission, the collection of accounts receivable as of year-end 2012, the current state of the Company's auditor's work in connection with the financial statements to be included in the Company's Form 10-K for the fiscal year ended December 31, 2012, and the status of the Company's proposed "going private" transaction.

Subsequent to the Company's initial response, NASDAQ requested certain additional information from the Company. The Company is in regular contact with NASDAQ with respect to this matter and is working diligently to address NASDAQ's requests. The Company expects that trading in its securities will remain halted while NASDAQ conducts its inquiry and that such trading will resume only upon NASDAQ being fully satisfied with the additional information provided.

Update on Going-Private Proposal

On April 1, 2013, the Buyer Parties confirmed to the Special Committee that they remain interested in pursuing the proposed going private transaction set forth in their proposal. On the same day, the Special Committee was provided an amended and restated financing commitment letter issued by Abax to Full Alliance, which would terminate on April 15, 2013 if the common stock of the Company had not resumed trading on NASDAQ. On April 16, 2013 the Special Committee of the board of directors was provided a letter amending the amended and restated financing commitment letter issued by Abax to Full Alliance International Limited on April 1, 2013. Pursuant to the Amendment, the Commitment Letter was amended to (i) include an additional condition precedent that the common stock of the Company has resumed trading on NASDAQ, but without any requirement that the resumption must occur by a specified date, and (ii) extend the expiration of the commitment to the earliest of (A) May 15, 2013, (B) the date the definitive documentation for such financing becomes effective and (C) the date the acquisition agreement for the proposed going private transaction is terminated. Abax's commitment remains subject to a number of other conditions, including Abax's completion of its review of, and satisfaction in all respect with, the audited financial statements of the Company for the fiscal year ended December 31, 2012.

As a reminder, no decisions have been made by the Special Committee with respect to the Company's response to the proposed going private transaction. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

Business Outlook

According to the Company's revenue recognition policy, certain distributors' revenue is being recognized on a cash basis rather than a shipment basis. In addition, the Company's distributors' payment cycle has been longer compared to prior years. As a result, the Company has difficulty knowing what its revenue will be with specificity until cash collection is completed. Yongye will continue to provide expectations on shipments, which is not impacted by the revenue recognition issue mentioned above. The Company continues to expect total shipments in 2013 to be in the range of $650 million to $680 million, representing a growth of 20% to 25% over 2012. The Company also expects that its branded retailer network will be expanded to 36,000 by the end of 2013, which represents a 3% increase over the 2012 year-end number of 35,058.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on May 10, 2013, to discuss its first quarter 2012 results.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (866) 519-4004. International callers should dial +1 (718) 354-1231. The conference pass code is 686 80 863.

For those who are unable to participate on the live conference call, a replay will be available for fourteen days starting from 11:30 a.m. Eastern Time on May 10 to 11:59 p.m. Eastern Time on May 24. To access the replay, please dial +1 (866) 452-5696. International callers should dial +1 (646) 254-3697. The replay pass code is 686 80 863. A webcast recording of the conference call will be accessible through Yongye’s website at www.yongyeintl.com.

Use of Non-GAAP Financial Measures

GAAP results for the three months ended March 31, 2013 and 2012 include non-cash items related to the amortization of the acquired Hebei customer list, share-based compensation for management and independent directors, and a change in the fair value of derivative liabilities.  To supplement the Company's condensed consolidated financial statements presented on a U.S. GAAP basis, the Company has provided adjusted financial information excluding the impact of these items in this release. Such adjustment is a departure of U.S. GAAP; however, the Company's management believes that these adjusted measures provide investors with a better understanding of how the results relate to the Company's historical performance. These adjusted measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  These measures are not necessarily comparable to a similarly titled measure of another company. A reconciliation of the adjustments to U.S. GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for U.S. GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

About Yongye International, Inc.

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye’s principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2012. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Yongye International

Ms. Kelly Wang

Finance Director – Capital Markets

Phone: +86-10-8231-9608; +86-10-8232-8866 x 8827

E-mail: ir@yongyeintl.com

FTI Consulting

Mr. John Capodanno (U.S. Contact)

Phone: +1-212-850-5705

E-mail: john.capodanno@fticonsulting.com

(Financial Tables to Follow)

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YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
Current assets
Cash	$184,395,831	$44,511,404
Restricted cash	40,000	40,000
Accounts receivable, net of allowance for doubtful accounts	113,978,908	293,600,762
Inventories	140,855,471	118,693,596
Deposits to suppliers	23,358,158	24,048,028
Perpaid expenses	251,432	312,648
Other receivables	873,943	1,189,633
Deferred tax assets	11,503,113	11,591,797
Total Current Assets	475,256,856	493,987,868

Property, plant and equipment, net	26,111,149	26,224,957
Intangible assets, net	18,281,376	18,909,349
Land use right, net	4,806,695	4,807,313
Prepayment for mining project	35,989,226	35,792,410
Distributor vehicles	42,271,014	44,125,293
Total Assets	$602,716,316	$623,847,190

Current liabilities
Short-term bank loans	$51,468,537	$50,857,163
Long-term loans and payables - current portion	9,282,861	9,149,280
Capital lease obligations - current portion	452,518	395,878
Accounts payable	8,981,338	12,364,193
Income tax payable	3,543,045	3,196,078
Advance from customers	163,765	154,944
Accrued expenses	11,162,501	31,389,630
Other payables	2,460,217	2,828,262
Derivative liabilites- fair value of warrants	-	348,364
Total Current Liabilities	87,514,782	110,683,792

Long-term loans and payables	9,841,664	10,254,922
Capital lease obligations - non-current	2,351,557	2,134,155
Other non-current liability	6,683,802	6,683,802
Deferred tax liabilities	6,340,652	6,618,794
Total Liabilities	$112,732,457	$136,375,465

Redeemable Series A convertible preferred shares: par value $.001; 7,969,044 shares authorized; 6,079,545 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	$51,208,657	$51,208,657

Equity
Common stock: par value $.001; 75,000,000 shares authorized; 50,685,216 shares and 50,604,026 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	$50,685	$50,604
Additional paid-in capital	155,265,347	154,792,050
Retained earnings	240,066,823	240,679,395
Accumulated other comprehensive income	22,487,695	19,950,447
Total equity attributable to Yongye International, Inc.	417,870,550	415,472,496
Noncontrolling interest	20,904,652	20,790,572
Total Equity	$438,775,202	$436,263,068
Commitments and Contingencies	-	-

Total Liabilities, Redeemable Series A Convertible Preferred Shares and Equity	$602,716,316	$623,847,190

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31, 2013	March 31, 2012
Sales	$45,268,520	$64,365,644
Cost of sales	23,636,421	28,953,139
Gross profit	21,632,099	35,412,505
Selling expenses	15,435,060	14,203,057
Research and development expenses	991,670	1,508,738
General and administrative expenses, including a reversal of allowance for doubtful accounts of nil and US$6,334,832 for three months ended March 31, 2013 and 2012, respectively	4,069,972	(2,209,471)
Income from operations	1,135,397	21,910,181
Other (expenses)/income
Interest expenses	(1,866,378)	(1,004,169)
Interest income	165,758	60,074
Other (expenses)/income, net	(64,336)	32,054
Change in fair value of derivative liabilities	-	59,398
Total other income, net	(1,764,956)	(852,643)
(Losses)/earnings before income tax expense	(629,559)	21,057,538
Income tax (benefit)/expense	(5,079)	3,740,222
Net (loss)/income	(624,480)	17,317,316
Less: Net (loss)/income attributable to the noncontrolling interest	(11,908)	935,026
Net (loss)/income attributable to Yongye International, Inc.	$(612,572)	$16,382,290

Net (loss)/income per share of common stock
Basic	$(0.03)	$0.28
Diluted	$(0.03)	$0.27
Weighted average shares used in computation:
Basic	50,669,880	49,370,711
Diluted	50,669,880	49,460,252

Net (loss)/income	(624,480)	17,317,316
Other comprehensive income
Foreign currency translation adjustment, net of US$ nil income taxes	2,663,236	2,341,251

Comprehensive income	2,038,756	19,658,567
Less: Comprehensive income attributable to the noncontrolling interest	114,080	1,043,895
Comprehensive income attributable to Yongye International, Inc.	$1,924,676	$18,614,672

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2013	March 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)/income	$(624,480)	$17,317,316
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	4,345,695	3,348,206
Amortized interest expense	331,335	-
Reversal of allowance for doubtful accounts	-	(6,334,832)
Change in fair value of derivative liabilities	-	(59,398)
Stock compensation expense	-	1,212,158
Deferred tax (benefit)/expense	(297,094)	654,850
Changes in operating assets and liabilities:
Accounts receivable	181,025,679	79,401,906
Inventories	(21,484,206)	(24,655,838)
Deposit to suppliers	821,150	(12,373,644)
Prepaid expenses	62,851	2,242,938
Other receivables	320,144	104,013
Distributor Vehicles	50,165	(2,033,790)
Accounts payable- third parties	(3,446,833)	6,960,594
Income tax payable	292,015	(713,913)
Advance from customers	7,960	(3,958,275)
Accrued expenses	(20,375,053)	521,525
Other payables	115,944	97,839
Net Cash Provided by Operating Activities	141,145,272	61,731,655

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(502,297)	(14,723)
Net Cash Used in Investing Activities	(502,297)	(14,723)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term loans and payables	(1,202,053)	(1,356,948)
Proceeds from warrants exercised	125,014	-
Repayment for capital lease obligations	(71,220)	-
Net Cash Provided by/(Used in) Financing Activities	(1,148,259)	(1,356,948)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	389,711	375,227
NET INCREASE IN CASH	139,884,427	60,735,211
Cash at beginning of year	44,511,404	81,154,880
Cash at end of year	$184,395,831	$141,890,091

Supplemental cash flow information:
Cash paid for income taxes	-	3,799,284
Cash paid for interest expense	1,529,429	942,181

Noncash investing and financing activities:
Acquisition of property, plant and equipment under capital leases	331,434	-
Acquisition of distributor vehicles by assuming long-term loans and payables	816,126	4,780,243
Acquisition of property, plant and equipment included in other payables	972,282	1,302,630
Exercise of warrants that were liability classified	348,364	-

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

	Gross Profit
	Three Months Ended March 31,
	2013	2012
GAAP amount per consolidated statement of income	$21,632,099	$35,412,505
Amortization of the acquired Hebei customer list	$728,206	$725,044
Adjusted Amount	$22,360,305	$36,137,549

	Income from Operations
	Three Months Ended March 31,
	2013	2012
GAAP amount per consolidated statement of income	$1,135,397	$21,910,181
Amortization of the acquired Hebei customer list	$728,206	$725,044
Non-cash management compensation expense	-	$1,212,158
Adjusted Amount	$1,863,603	$23,847,383

	Net income (attributable to Yongye)
	Three Months Ended March 31,
	2013	2012
GAAP amount per consolidated statement of income	($612,572)	$16,382,290
Amortization of the acquired Hebei customer list	$728,206	$725,044
Non-cash management compensation expense	-	$1,212,158
Change in fair value of derivative liabilities	-	($59,398)
Adjusted Amount	$115,634	$18,260,094
Weighted average shares -- diluted	50,669,880	49,460,252
Adjusted diluted earnings per share	($0.01)	$0.31